Exhibit 8.1

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

March 28, 2007

Banner Corporation 10 South First Avenue Walla Walla, WA 99362

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Banner Corporation, a Washington corporation (“Banner”), relating to the proposed merger of F&M Bank, a Washington state chartered bank, with and into Banner Bank, a wholly owned subsidiary of Banner, with Banner Bank being the resulting bank in the merger.

     We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes matters of United States federal income tax law, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

                             /s/ Wachtell, Lipton, Rosen & Katz